Exhibit 99.1

Bank of South Carolina Corporation Announces Third Quarter Earnings

CHARLESTON, S.C., Oct. 8, 2015 /PRNewswire/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced earnings of $1,198,918 or $.24 per share, for the quarter ended September 30, 2015, an increase of 5.01% from earnings for the quarter ended September 30, 2014 of $1,141,713 or $.23 per share. Returns on average assets and average equity for the nine months ended September 30, 2015 were 1.36% and 13.24%, respectively, compared with 2014 returns on average assets and average equity of 1.26% and 12.33%, respectively. Earnings for the nine months ended September 30, 2015 increased $449,878 or 14.03% to $3,657,316 compared to $3,207,438 for the nine months ended September 30, 2014.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "Consistent lending efforts and excellent control of expenses continue to drive our numbers, with contributions from our mortgage department remaining strong. We remain committed to our model of investing in young bankers who possess Lowcountry roots and knowledge, as well as to winning the relationship game and being a close follower to innovation and technology. These principles continue to be a great formula for our long term success."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

	September 30,	September 30,
	2015	2014
Shares Outstanding
BKSC Common Stock	4,915,610	4,907,203

Book Value Per Share	$7.93	$7.32

Total Assets	$384,559,093	$376,605,878

3 Months
Ending

Net Income	$1,198,918	$1,141,713

Basic Earnings Per Share	$0.24	$0.23

Diluted Earnings Per Share	$0.24	$0.23

Weighted Average Shares
Outstanding Basic	4,915,610	4,907,203

Weighted Average Shares
Outstanding Diluted	5,061,685	5,020,082

9 Months
Ending

Net Income	$3,657,316	$3,207,438

Basic Earnings Per Share	$0.74	$0.65

Diluted Earnings Per Share	$0.72	$0.64

Weighted Average Shares
Outstanding Basic	4,911,142	4,907,203

Weighted Average Shares
Outstanding Diluted	5,062,695	5,019,905

CONTACT: Fleetwood S. Hassell, TELEPHONE: (843) 724-1500